Liberty Energy Inc. Announces Second Quarter 2023 Financial and Operational Results
July 19, 2023
Denver - (Business Wire) - Liberty Energy Inc., (NYSE: LBRT; “Liberty” or the “Company”) announced today second quarter 2023 financial and operational results.
Summary Results and Highlights
•Revenue of $1.2 billion, a 27% increase over the prior year
•Net income1 of $153 million, or $0.87 fully diluted earnings per share, a 45% and 57% increase, respectively, over the prior year
•Adjusted EBITDA2 of $311 million and 12-month Adjusted Pre-Tax Return on Capital Employed3 of 44%
•Delivered strong second quarter free cash flow and returned $69 million to shareholders through share repurchases and a quarterly cash dividend
•Repurchased and retired 2.7% of shares outstanding during the quarter, and a cumulative 9.7% of shares outstanding since reinstating the repurchase program one year ago
•Achieved record average daily pumping efficiency for the quarter
•Closed Liberty Power Innovations (“LPI”) acquisition of Siren Energy, expanding our integrated alternative fuel and power solutions for remote applications
“We executed on another quarter with strong financial results, and I’m especially proud of our operations team for safely delivering the highest quarterly average daily pumping efficiency in our history, a high bar raised higher! Liberty achieved adjusted EBITDA2 of $311 million and fully diluted earnings per share of $0.87. Our success in growing our long-term competitive advantage is illustrated by our trailing 12-month Adjusted Pre-Tax Return on Capital Employed3 of 44%,” commented Chris Wright, Chief Executive Officer. “Strong cash generation enables long-term investment, together with a strong return of capital program. In the second quarter, we returned $69 million to shareholders through the repurchase of 2.7% of shares outstanding plus our quarterly dividend. The compounding effect of our last 12 months of share buybacks is evidenced by the 57% year-over-year increase in fully diluted earnings per share on a 45% increase in net income.”
“During the second quarter, we closed the Siren Energy acquisition, expanding LPI’s Texas operations. LPI provides CNG fuel and field gas processing services to provide a reliable source of natural gas fuels in support of our digiTechnologiesSM rollout. These technologies are the leading natural gas-fueled solutions in the completions industry and will drive higher earnings potential in the years ahead,” continued Mr. Wright. “We’ve created a unique competitive position where we can take advantage of accretive cyclical and secular investment opportunities generating high returns while returning cash to shareholders and maintaining a strong balance sheet.”
Outlook
Frac markets in North America are at steady, healthy activity levels, after moderating a bit from late 2022 as commodity prices retreated from the 2022 peak. Crude oil prices are now at pre-Russia-Ukraine war levels which has spurred private operators in oilier basins to reduce activity. Lower natural gas prices have led to a curtailment of activity in gas basins. In the second half of 2023, demand for frac fleets is expected to parallel recent rig count trends at approximately a one quarter lag. The rig count shows signs of stabilization emerging. E&P operators are already benefiting from lower well costs from consumable inputs, and some are evaluating plans to pull-forward completions activity. Natural gas markets likely don’t meaningfully increase activity until 2024 in advance of rising LNG and Mexico exports.
1    Net income attributable to controlling and non-controlling interests.
2    “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.
3    Adjusted Pre-Tax Return on Capital Employed (“ROCE”) is a non-U.S. GAAP operational measure. Please see the supplemental financial information in the table under “Calculation of Adjusted Pre-Tax Return on Capital Employed” at the end of this earnings release for a calculation of this measure.

More broadly, global oil markets are signaling a constructive outlook on a tightening supply-demand balance. OPEC+ supply cuts in recent months are beginning to take hold, and markets are anticipating a subsequent draw on global oil inventories. In the U.S., slowing production growth, a drawdown of oil inventories, and a likely shift to refilling U.S. strategic petroleum reserves aid the outlook. Despite recessionary risks, demand for oil remains resilient given several factors, including global travel trending towards pre-Covid levels, robust demand from India and strength in emerging markets. Underinvestment in global production capacity supports a resilient multi-year cycle for oil and gas.
Relative to prior cycles, frac demand has a natural floor as the large majority of completions activity is simply offsetting normal production declines. Operators are largely adhering to flat or very modest production growth targets. The combination underpins higher base levels of frac fleet utilization and more insulation from commodity price volatility than in prior cycles. The current, more consolidated industry is better prepared to navigate near-term softness in completions activity by reducing fleet counts to balance the market and protect margins.
“The industrialization of emerging economies is driving long term demand for reliable, affordable energy, and the North American land market is in a strong position as the largest supplier of incremental production. Our industry remains healthy, even with a modest contraction in oil prices from 2022 levels and transient softness in natural gas markets. The discipline of producers and service providers alike, with investment programs fueled by cash flow, steadier activity levels, and strong balance sheets, supports an industry with healthy returns and free cash flow generation,” commented Mr. Wright.
“We anticipate North American completions activity will moderate in the second half of the year versus the first half. Service companies are reducing fleets in response, supporting a balanced frac market and a largely stable price environment. We expect to continue to deliver healthy free cash flow and return capital to our shareholders through opportunistic share repurchases and dividends,” commented Mr. Wright.
Share Repurchase Program
During the quarter ended June 30, 2023, Liberty repurchased and retired 4,722,257 shares of Class A common stock at an average of $12.71 per share, representing 2.7% of shares outstanding, for approximately $60 million. Liberty has cumulatively repurchased and retired 9.7% of shares outstanding at program commencement on July 25, 2022. Total remaining authorization for future common share repurchases is approximately $240 million.
The shares may be repurchased from time to time in open market transactions, through block trades, in privately negotiated transactions, through derivative transactions or by other means in accordance with federal securities laws. The timing, as well as the number and value of shares repurchased under the program, will be determined by the Company at its discretion and will depend on a variety of factors, including management’s assessment of the intrinsic value of the Company’s common stock, the market price of the Company’s common stock, general market and economic conditions, available liquidity, compliance with the Company’s debt and other agreements, applicable legal requirements, and other considerations. The exact number of shares to be repurchased by the Company is not guaranteed, and the program may be suspended, modified, or discontinued at any time without prior notice. The Company expects to fund the repurchases by using cash on hand, borrowings under its revolving credit facility and expected free cash flow to be generated through the authorization period.
Quarterly Cash Dividend
During the quarter ended June 30, 2023, the Company paid a quarterly cash dividend of $0.05 per share of Class A common stock, or approximately $9 million in aggregate to shareholders.
On July 18, 2023, the Board declared a cash dividend of $0.05 per share of Class A common stock, to be paid on September 20, 2023 to holders of record as of September 6, 2023.
Future declarations of quarterly cash dividends are subject to approval by the Board of Directors and to the Board’s continuing determination that the declarations of dividends are in the best interests of Liberty and its stockholders. Future dividends may be adjusted at the Board’s discretion based on market conditions and capital availability.

Second Quarter Results
For the second quarter of 2023, revenue grew to $1.2 billion, an increase of 27% from $943 million in the second quarter of 2022 and a decrease of 5% from $1.3 billion in the first quarter of 2023.
Net income1 (after taxes) totaled $153 million for the second quarter of 2023 compared to net income1 of $105 million in the second quarter of 2022 and net income1 of $163 million in the first quarter of 2023.
Adjusted EBITDA2 of $311 million, increased 59% from $196 million in the second quarter of 2022 and decreased 6% from $330 million in the first quarter of 2023. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this earnings release.
Fully diluted earnings per share was $0.87 for the second quarter of 2023 compared to fully diluted earnings per share of $0.55 for the second quarter of 2022 and fully diluted earnings per share of $0.90 for the first quarter of 2023.
Balance Sheet and Liquidity
As of June 30, 2023, Liberty had cash on hand of $32 million, an increase from first quarter levels, and total debt of $288 million drawn on the secured asset-based revolving credit facility (“ABL Facility”). Total liquidity, including availability under the credit facility, was $226 million as of June 30, 2023.
Conference Call
Liberty will host a conference call to discuss the results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on Thursday, July 20, 2023. Presenting Liberty’s results will be Chris Wright, Chief Executive Officer, Ron Gusek, President, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers (412) 902-6704. Participants should ask to join the Liberty Energy call. A live webcast will be available at http://investors.libertyfrac.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers (412) 317-0088. The passcode for the replay is 2705748. The replay will be available until July 27, 2023.
About Liberty
Liberty is a leading North American energy services firm that offers one of the most innovative suites of completion services and technologies to onshore oil and natural gas exploration and production companies. Liberty was founded in 2011 with a relentless focus on developing and delivering next generation technology for the sustainable development of unconventional energy resources in partnership with our customers. Liberty is headquartered in Denver, Colorado. For more information about Liberty, please contact Investor Relations at IR@libertyenergy.com.
Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA, and ROCE. We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. We define Adjusted EBITDA as EBITDA adjusted to eliminate the effects of items such as non-cash stock-based compensation, new fleet or new basin start-up costs, fleet lay-down costs, costs of asset acquisitions, gain or loss on the disposal of assets, bad debt reserves, transaction, severance, and other costs, the loss or gain on remeasurement of liability under our tax receivable agreements, the gain on investments, and other non-recurring expenses that management does not consider in assessing ongoing performance.
Our board of directors, management, investors, and lenders use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, depletion, and amortization) and other items that impact the comparability of financial results from period to period. We present EBITDA and

Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.
We define Adjusted Pre-Tax Return on Capital Employed (“ROCE”) as the ratio of pre-tax net income (adding back income tax and tax receivable agreement impacts) for the twelve months ended June 30, 2023 to Average Capital Employed. Average Capital Employed is the simple average of total capital employed (both debt and equity) as of June 30, 2023 and June 30, 2022. ROCE is presented based on our management’s belief that these non-GAAP measures are useful information to investors when evaluating our profitability and the efficiency with which management has employed capital over time. Our management uses ROCE for that purpose. ROCE is not a measure of financial performance under U.S. GAAP and should not be considered an alternative to net income, as defined by U.S. GAAP
Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.
Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, statements about our expected growth from recent acquisitions, expected performance, future operating results, oil and natural gas demand and prices and the outlook for the oil and gas industry, future global economic conditions, improvements in operating procedures and technology, our business strategy and the business strategies of our customers, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “outlook,” “project,” “plan,” “position,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “likely,” “should,” “could,” and similar terms and phrases. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. The outlook presented herein is subject to change by Liberty without notice and Liberty has no obligation to affirm or update such information, except as required by law. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this earnings release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on February 10, 2023, in our Form 10-Q for the quarter ended March 31, 2023 as filed with the SEC on April 21, 2023 and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

Contact:
Michael Stock
Chief Financial Officer

Anjali Voria, CFA
Strategic Finance & Investor Relations Lead

303-515-2851
IR@libertyenergy.com

Liberty Energy Inc.
Selected Financial Data
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Statement of Operations Data:	(amounts in thousands, except for per share data)
Revenue	$1,194,988	$1,262,077	$942,619	$2,457,065	$1,735,389
Costs of services, excluding depreciation, depletion, and amortization shown separately	833,456	888,416	713,718	1,721,872	1,383,737
General and administrative	58,034	53,036	42,162	111,070	80,480
Transaction, severance, and other costs	985	617	2,192	1,602	3,526
Depreciation, depletion, and amortization	99,695	94,401	77,379	194,096	151,967
(Gain) loss on disposal of assets	(3,660)	487	(3,436)	(3,173)	1,236
Total operating expenses	988,510	1,036,957	832,015	2,025,467	1,620,946
Operating income	206,478	225,120	110,604	431,598	114,443
Loss on remeasurement of liability under tax receivable agreements (1)	—	—	168	—	4,333
Interest expense, net	6,475	7,891	4,862	14,366	9,186
Net income before taxes	200,003	217,229	105,574	417,232	100,924
Income tax expense (1)	47,332	54,483	235	101,815	1,065
Net income	152,671	162,746	105,339	315,417	99,859
Less: Net income attributable to non-controlling interests	—	91	183	91	79
Net income attributable to Liberty Energy Inc. stockholders	$152,671	$162,655	$105,156	$315,326	$99,780
Net income attributable to Liberty Energy Inc. stockholders per common share:
Basic	$0.88	$0.92	$0.56	$1.80	$0.54
Diluted	$0.87	$0.90	$0.55	$1.76	$0.52
Weighted average common shares outstanding:
Basic	173,131	176,569	186,719	174,840	185,367
Diluted (2)	176,225	181,088	190,441	178,837	190,623

Other Financial and Operational Data
Capital expenditures (3)	$151,746	$129,654	$127,045	$281,400	$217,107
Adjusted EBITDA (4)	$311,463	$329,885	$196,109	$641,348	$287,940

(1)During the second quarter of 2021, the Company entered into a three-year cumulative pre-tax book loss driven primarily by Covid-19 which, applying the interpretive guidance to Accounting Standards Codification Topic 740 - Income Taxes, required the Company to recognize a valuation allowance against certain of the Company’s deferred tax assets. During the year ended December 31, 2022, the Company achieved three years of cumulative pre-tax income in the U.S. federal tax jurisdiction, management determined that there is sufficient positive evidence to conclude that it is more likely than not that the Company will realize the Company’s net deferred tax assets in the foreseeable future. For the year ended December 31, 2022 the Company recorded a release of the valuation allowance. In connection with both the recognition and release of a valuation allowance, the Company was also required to remeasure the liability under the tax receivable agreements.
(2)In accordance with U.S. GAAP, diluted weighted average common shares outstanding for the three months ended June 30, 2022, exclude 7 weighted average shares of Class B common stock outstanding during the period.
(3)Net capital expenditures presented above include investing cash flows from purchase of property and equipment, excluding acquisitions, net of proceeds from the sales of assets.
(4)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

Liberty Energy Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)
	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$31,667	$43,676
Accounts receivable and unbilled revenue	719,194	586,012
Inventories	201,069	214,454
Prepaids and other current assets	121,985	112,531
Total current assets	1,073,915	956,673
Property and equipment, net	1,546,187	1,362,364
Operating and finance lease right-of-use assets	149,868	139,003
Other assets	133,292	105,300
Deferred tax asset	21,240	12,592
Total assets	$2,924,502	$2,575,932
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$705,689	$609,790
Current portion of operating and finance lease liabilities	38,541	38,687
Current portion of long-term debt, net of discount	—	1,020
Total current liabilities	744,230	649,497
Long-term debt, net of discount	288,000	217,426
Long-term operating and finance lease liabilities	102,422	91,785
Deferred tax liability	1,067	1,044
Payable pursuant to tax receivable agreements	114,842	118,874
Total liabilities	1,250,561	1,078,626

Stockholders' equity:
Common Stock	1,704	1,791
Additional paid in capital	1,146,130	1,266,097
Retained earnings	531,974	234,525
Accumulated other comprehensive loss	(5,867)	(7,396)
Total stockholders’ equity	1,673,941	1,495,017
Non-controlling interest	—	2,289
Total equity	1,673,941	1,497,306
Total liabilities and equity	$2,924,502	$2,575,932

Liberty Energy Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Net income	$152,671	$162,746	$105,339	$315,417	$99,859
Depreciation, depletion, and amortization	99,695	94,401	77,379	194,096	151,967
Interest expense, net	6,475	7,891	4,862	14,366	9,186
Income tax expense	47,332	54,483	235	101,815	1,065
EBITDA	$306,173	$319,521	$187,815	$625,694	$262,077
Stock based compensation expense	7,965	7,178	4,201	15,143	11,014
Fleet start-up costs	—	2,082	5,169	2,082	5,754
Transaction, severance, and other costs	985	617	2,192	1,602	3,526
(Gain) loss on disposal of assets	(3,660)	487	(3,436)	(3,173)	1,236
Loss on remeasurement of liability under tax receivable agreements	—	—	168	—	4,333
Adjusted EBITDA	$311,463	$329,885	$196,109	$641,348	$287,940

Calculation of Pre-Tax Return on Capital Employed
	Twelve Months Ended
	June 30,
	2023	2022
Net income	$615,860
Add back: Income tax expense	99,957
Add back: Loss on remeasurement of liability under tax receivable agreements (1)	71,858
Adjusted Pre-tax net income	$787,675
Capital Employed
Total debt, net of discount	$288,000	$253,950
Total equity	1,673,941	1,330,016
Total Capital Employed	$1,961,941	$1,583,966

Average Capital Employed (2)	$1,772,954
Pre-Tax Return on Capital Employed (3)	44%

(1)Loss on remeasurement of the liability under tax receivable agreements is a result of the release of the valuation allowance on the Company’s deferred tax assets and should be excluded in the determination of pre-tax return on capital employed.
(2)Average Capital Employed is the simple average of Total Capital Employed as of June 30, 2023 and 2022.
(3)Adjusted Pre-tax Return on Capital Employed is the ratio of pre-tax net income for the twelve months ended June 30, 2023 to Average Capital Employed.